June 1, 2017	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
+1.317.276.2000
www.lilly.com

For Release:        Immediately

Refer to:	Kelley Murphy; kmurphy@lilly.com; 317-701-4007

Derica Rice to Retire as Lilly Chief Financial Officer

Rice will continue in position through 2017, successor named at a later date

INDIANAPOLIS, June 1, 2017 - Eli Lilly and Company (NYSE: LLY) announced today that Derica Rice, executive vice president global services and chief financial officer, will retire at the end of December 2017 after 27 years of service with the company. Rice is also a member of Lilly’s executive committee.

“On behalf of our shareholders, our board, our executive team and the company, I want to thank Derica for his leadership as our CFO over the past eleven years,” said David A. Ricks, Lilly’s chairman, president and chief executive officer. “Derica has been a core part of Lilly's turnaround, our innovation strategy and our consistent ability to set and then meet targets and commitments. His personal integrity and commitment to our company has been unwavering.”

“Derica helped navigate the YZ period, served as a trusted advisor to three CEOs, left a lasting impact on Lilly talent across the globe and transformed our global services delivery organization,” said Ricks. “The entire Lilly family would like to thank Derica and wish him the very best in his next set of endeavors.”

Rice joined Lilly in 1990, holding numerous roles in finance and operations throughout his career. He was promoted to his current role in May 2006 after serving as Lilly’s vice president and controller. Rice also has served as Lilly’s general manager in the United Kingdom, executive director and chief financial officer of European operations and chief financial officer for the company’s operations in Canada. Rice earned his MBA from Indiana University and a bachelor’s degree in electrical engineering from the General Motors Institute.

“It’s been a true calling to work at Lilly, helping people live longer, healthier lives. I can’t think of a more noble pursuit than that,” said Rice. “It’s been a wonderful ride and I’m grateful for the opportunity.”

Lilly is considering internal and external candidates to succeed Rice.

About Eli Lilly and Company
Lilly is a global healthcare leader that unites caring with discovery to make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. To learn more about Lilly, please visit us at www.lilly.com and www.lilly.com/newsroom/social-channels.

This press release contains forward-looking statements about leadership changes within Lilly's human pharmaceutical business and reflects Lilly's current beliefs. There are risks and uncertainties related to leadership changes, including with regard to identifying a successor to Mr. Rice and the timing of these changes. For discussion of important risks and uncertainties, please see Lilly's latest Forms 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Lilly undertakes no duty to update forward-looking statements.

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